Exhibit 99.1

MUSCLEPHARM REPORTS 2015 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

Net Revenue Increases 21% Sequentially Quarter-Over-Quarter as a Result of Recent Supply Chain Improvement and Gross Profit Nearly Doubles from the Fourth Quarter 2014

Brad Pyatt Resigns as Chief Executive Officer and as a Director; Ryan Drexler Appointed Interim Chief Executive Officer and President

DENVER, March 17, 2016 -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance lifestyle sports nutrition company, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Yesterday, the Company announced that Brad Pyatt, MusclePharm’s founder, resigned from his positions as the Company’s chief executive officer and director of the Company’s Board on March 15, 2016.

“While MusclePharm continues to face challenges, I am optimistic that the strength of the Company’s brand and the impact of the restructuring plan we are executing will provide positive returns in the near term,” said Ryan Drexler, MusclePharm's interim chief executive officer, president and chairman. “We ended the fourth quarter strong, with a 21% increase in net revenue quarter-over-quarter to $41 million, and a five point increase in gross margin to approximately 39.6% from 34.5% in the third quarter of 2015, excluding the impact of restructuring charges.

“We owe an enormous debt of gratitude to Brad for his vision and contributions in making MusclePharm one of the most recognized brands in the sports nutrition industry. MusclePharm is a reflection of Brad’s belief that athletes, like himself, need a company that will invest in research and development to create safe, effective and scientifically proven sports nutritional supplements that provide maximum performance with safety and integrity. I personally want to thank Brad for his passion, hard work and dedication.”

Recent Highlights

•	Appointed seasoned supply chain executive Jon Heussner as Vice President of Operations. Heussner brings over 30 years of food manufacturing knowledge, focusing on operations management, engineering, contract manufacturing, new product commercialization, and project management.

•	Fill rates increased to approximately 85% compared to 55%, sequentially quarter-over-quarter.

•	Entered an agreement with Prestige Capital Corporation that allows the Company to use its receivables to finance up to a total of $10 million. The Company used the initial borrowings to repay $6.0 million in outstanding debt with ANB Bank in January 2016 and intends to utilize future borrowings for general working capital and other business needs.

•	Expanded the award-winning family of Combat products with the launch of MusclePharm Combat 100% Whey™, an ultra-premium blend containing 100% whey protein developed to support lean muscle maintenance and nutrient replenishment, and Combat Pro-Gel™, an on-the-go protein gel that provides the muscle-building benefits of Combat Protein in a convenient & portable travel pouch.

•	Exploring the possible sale of the Company’s Subsidiary, BioZone Laboratories, Inc.

2015 Fourth-Quarter Results

The following comparison refers to results for the fourth quarter of 2015 versus the fourth quarter of 2014.

Net revenue was $41.1 million, compared with $32.7 million in the prior year, an increase of 26%. The strength of fourth quarter revenue was primarily the result of supply chain improvement, as fill rates increased to approximately 85%.

Gross profit was $14.6 million, almost double that of the $7.5 million from the prior year. As a percentage of net sales, gross profit was 36%, compared with 23% in the prior year. The increase was a result of optimizing our product cost with our third party contract manufacturing partners. Operating expenses, excluding restructuring charges, fell to 53% of revenue, compared with 73% in the prior year, reflecting a 46% decline in advertising and promotion expenses, a 15% decline in selling, general and administrative expenses, and ongoing cost improvements resulting from the Company’s restructuring program.

The net loss for the 2015 fourth quarter was $9.7 million, or a loss of $0.70 per share, compared to a loss of $16.2 million, or a loss of $1.39 per share, for the same period in the prior year. The 2015 fourth quarter also includes restructuring charges of $1.7 million related to the write-down of inventory and $1.6 million included in operating expense.

Adjusted EBITDA, a non-GAAP measure which removes adjustments totaling $10.5 million in: stock-based compensation, restructuring charges, depreciation and amortization, as well as other items defined in the reconciliation table included in the press release included herein, was income of approximately $787,000 in the fourth quarter, 2015 compared with a loss of $9.7 million, for the same period in the prior year.

“The strength of the Company’s fourth quarter is a result of the restructuring plan the Company began in August, and improvements in our supply chain,” said Mr. Drexler. “While we still have much work ahead of us, we believe this is a positive start. We remain committed to acting in the best interest of our shareholders and maximizing shareholder value.”

2015 Full-Year Results

The following comparison refers to results for the full year of 2015 versus the full year of 2014.

Net revenue decreased $10.5 million or 6% to $166.9 million for the year ended December 31, 2015, compared to $177.4 million for the year ended December 31, 2014. Revenue decreased primarily due to a mid-year misalignment of inventory on hand compared to customer sales orders, a reduction in international sales related to the strengthening of the US dollar and timing of the launch of the Arnold Schwarzenegger Series™, which was introduced late in 2013, resulting in significant initial sales during the first half of 2014.

Gross profit was $56.9 million or 34.1% of net revenues, compared with $56.0 million, or 31.5% of net revenues, in the prior year. During the third and fourth quarter of 2015, we restructured, discontinued a number of products and recognized an inventory write-down totaling $2.9 million, which is included as a component of cost of revenue. This inventory write-down negatively impacted our gross profit margin by 2%. The gross profit margin, when excluding this inventory write down, increases to 36% as we continue to optimize our product cost with our contract manufacturing partners.

Operating expenses were $106.9 million or 64% of net revenues, compared with $75.4 million or 42% of net revenues in 2014. These expenses primarily include: costs for advertising and promotions, tradeshow costs to generate brand visibility and connect with our customers and end-users, costs of strategic partnerships with athletes and sports teams, strategic advertising agreements to promote our brand, stock-based compensation, legal and litigation related fees, consulting costs, restructuring charges, and other expenses.

Additionally, during the third quarter of 2015, the Board of Directors approved a restructuring plan for the Company. During the year ended 2015, the Company incurred restructuring costs of $21.2 million related to: 1) a reduction in workforce; 2) abandoning certain leased facilities; 3) renegotiating or terminating a number of contracts with endorsers in a strategic shift away from such arrangements and towards more grass-roots marketing and advertising efforts; 4) discontinuing a number of product SKU’s and writing down inventory which is included as a component of cost of revenue; and 5) writing off certain assets. The restructuring charges contributed to the net loss of $51.9 million, or a loss of $3.81 per share, compared with a loss of $13.8 million, or a loss of $1.25 per share in the prior year. Management is continuing to execute on the approved restructuring plan, and as such, additional restructuring charges may be necessary.

Adjusted EBITDA for 2015 was a loss of $2.7 million, compared with net income of $3.4 million for the prior year.

Liquidity and Capital Resources

As of December 31, 2015, the Company’s cash balance was approximately $7.1 million. Since the inception of MusclePharm, other than cash receipts from product sales, our primary source of cash has been from the sale of equity, issuance of convertible secured promissory notes and other short-term debt. Additionally, as of December 31, 2015, we had outstanding borrowings of $3.0 million under our line of credit facility, $2.9 million under our term loan agreement, and $6.0 million under our convertible promissory note with our interim chief executive officer, president, and chairman. In January 2016, we entered into a Factoring Agreement and used the initial borrowings to retire the outstanding line of credit facility and term loan.

The Company’s management believes the recently implemented restructuring, reduction in on-going operating costs and expense controls, and the possible sale of BioZone may create opportunities for the Company to be profitable. However, our auditors have issued a going concern opinion in their report on our financial statements for the fiscal year ended December 31, 2015.

Conference Call Information

As a result of management’s focus on continuing to execute the restructuring plan, improve liquidity and explore the sale of all or substantially all of the assets of its BioZone Laboratories Inc. subsidiary, there will be no fourth quarter conference call to discuss results.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the earnings release contains non-GAAP financial measures adjusted for income taxes, depreciation and amortization of property and equipment, amortization of intangible assets, provision for doubtful accounts, amortization of prepaid stock compensation, amortization of prepaid sponsorship fees, stock based compensation, issuance of common stock warrants, issuance of common stock related to a guarantee of debt, restructuring and other charges. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company's ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis. Set forth below are reconciliations of non-GAAP net income (loss) to the Company's reported GAAP net income (loss).

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, which are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation

Reconciliation to Non-GAAP Income (Loss) to GAAP Loss

In thousands

	Twelve months ended
	12/31/2015	12/31/2014

Net (loss) income	$(51,858)	$(13,832)
Non-GAAP adjustments:
Stock-based compensation	12,705	10,931
Restructuring and asset impairment charges	21,235	-
Depreciation and amortization of property and equipment	1,760	1,285
Amortization of intangible assets	1,055	698
Provision for doubtful accounts	219	201
Amortization of prepaid stock compensation	3,901	3,716
Amortization of prepaid sponsorship fees	6,255	5,802
Other (income) expense, net	1,806	(5,577)
Issuance of common stock to a related party for guarantee of debt	80	-
Issuance of common stock warrants to third parties for services	65	130
Provision for income taxes	105	33
Adjusted EBITDA	$(2,672)	$3,387

Investors:

MusclePharm Investor Relations

303-396-6100

investors@musclepharm.com

Source: MusclePharm